PRESS RELEASE
Clorox Reports Q3 Fiscal Year 2024 Results, Updates Outlook
OAKLAND, Calif., Apr. 30, 2024 — The Clorox Company (NYSE: CLX) today reported results for the third quarter of fiscal year 2024, which ended Mar. 31, 2024.
Third-Quarter Fiscal Year 2024 Summary
Following is a summary of key results for the third quarter, which reflect continued operational recovery from the previously announced cyberattack. Third-quarter results reflect the March 20, 2024 divestiture of the company's Argentina business and all comparisons are with the third quarter of fiscal year 2023 unless otherwise stated.
•Net sales decreased 5% to $1.81 billion compared to a 6% net sales increase in the year-ago quarter. The decrease was driven largely by lower volume from temporary distribution losses resulting from the widescale disruptions caused by the cyberattack as well as unfavorable foreign exchange rates, partially offset by favorable price mix. Organic sales1 were up 2%.
•Gross margin increased 40 basis points to 42.2% from 41.8% in the year-ago quarter, primarily driven by the benefit of pricing and cost savings, partially offset by higher manufacturing and logistics costs, unfavorable foreign exchange rates and higher trade promotion spending.
•Diluted net earnings per share (diluted EPS) increased 76% to a loss of $0.41 from a loss of $1.71 in the year-ago quarter. The increase was mainly due to the lapping of a noncash impairment charge in the Vitamins, Minerals and Supplements business from the year-ago period ($2.92), partially offset by the loss relating to the divestiture of the Argentina business ($1.85), continued investments in the company's long-term strategic digital capabilities and productivity enhancements (16 cents), charges relating to implementation of the streamlined operating model (6 cents) as well as incremental expenses resulting from the cyberattack (5 cents).
•Adjusted EPS1 increased 13% to $1.71 from $1.51 in the year-ago quarter, primarily due to the benefits of pricing and cost savings, partially offset by unfavorable foreign exchange rates, higher manufacturing and logistics costs and lower volume.
•Year-to-date net cash provided by operations was $355 million compared to $728 million in the year-ago period, representing a 51% decrease.

“During the quarter, we made significant progress on our long-term strategies to drive profitable growth while also continuing to recover from the cyberattack. We executed well against our IGNITE strategy by evolving our portfolio with the divestiture of the Argentina business, launching innovation, investing in our brands, and delivering another quarter of gross margin expansion,” said Chair and CEO Linda Rendle. “While we experienced short-term cyberattack-related supply constraints in a few areas, which impacted sales, we expect to fully restore lost distribution by the end of the fourth quarter. We are on track to exit fiscal year 2024 with strong fundamentals and the right investments and plans in place to deliver against our strategic and financial objectives to enhance long-term shareholder value.”
This press release includes certain non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more details.
1Organic sales growth / (decrease) and adjusted EPS are non-GAAP measures. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Strategic and Operational Highlights
The following are recent highlights of business and environmental, social and governance achievements:
•Returned to normalized service levels by the end of the third quarter, enabling the company to unlock merchandising and restore distribution in the fourth quarter.
•Achieved the sixth consecutive quarter of gross margin expansion, supported by cost-justified pricing in International and cost savings, and are on track to fully rebuild margin over time.
•Made continued progress in restoring market share, with nearly 90% of cyberattack-related share losses now recovered.
•Completed the divestiture of the Argentina business in support of the company's goal to evolve its portfolio to reduce volatility and deliver more consistent, profitable growth.
•Continued to implement its streamlined operating model, which is on track to be completed by the end of fiscal year 2024.
•Achieved its IGNITE strategy goal to know 100 million consumers and improve marketing return on investment ahead of fiscal year 2025 schedule.
•Introduced product innovations including seven new Hidden Valley Ranch flavors, a new lineup of Pine-Sol concentrated multi-surface cleaners, and new Scentiva Disinfecting Mist and Toilet Bowl Cleaning Gel.
•Ranked No. 1 on Barron's list of 100 Most Sustainable Companies for the second consecutive year, named by Fortune as One of America's Most Innovative Companies, and listed as One of The Most Trustworthy Companies in America by Newsweek.
Key Segment Results
The following is a summary of key third-quarter results by reportable segment. Third-quarter results reflect the March 20, 2024 divestiture of the company's Argentina business and all comparisons are with the third quarter of fiscal year 2023 unless otherwise stated. Prior periods presented have been recast to reflect the reportable segment changes effective in the fourth quarter of fiscal year 2023.
Health and Wellness (Cleaning; Professional Products)
•Net sales decreased 6%, driven by 4 points of lower volume and 2 points of unfavorable price mix.
◦Cleaning sales decreased, driven primarily by temporary distribution losses caused by the cyberattack.
◦Professional Products sales increased, driven primarily by shipments to rebuild customer inventory levels.
•Segment adjusted EBIT2 decreased 4%, primarily behind lower net sales, partially offset by lower selling and administrative expenses and cost savings.
Household (Bags and Wraps; Cat Litter; Grilling)
•Net sales decreased 4%, driven by 3 points of lower volume and 1 point of unfavorable price mix.
◦Bags and Wraps sales decreased, driven primarily by temporary distribution losses and supply chain constraints caused by the cyberattack.
2 Adjusted EBIT is a non-GAAP measure. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

◦Cat Litter sales decreased, driven primarily by supply chain constraints which led to lower merchandising and consumption.
◦Grilling sales increased, driven primarily by increased consumption supported by strong early season merchandising.
•Segment adjusted EBIT decreased 25%, primarily due to lower net sales and increased advertising costs.
Lifestyle (Food; Natural Personal Care; Water Filtration)
•Net sales decreased 11%, driven by 9 points of lower volume and 2 points of unfavorable price mix.
◦Food sales decreased, driven primarily by lower shipments due to temporary supply chain constraints, partially offset by the launch of new product innovations.
◦Natural Personal Care sales decreased, driven primarily by increased competitive activity and distribution losses mainly in the non-core portion of the portfolio, as well as supply chain constraints.
◦Water Filtration sales decreased, primarily due to lapping strong prior-year merchandising activities.
•Segment adjusted EBIT decreased 23%, due to lower net sales and higher manufacturing and logistics costs, partially offset by favorable commodity costs.
International (Sales Outside the U.S.)
•Net sales increased 2%, with 45 points of favorable price mix and 1 point of higher volume more than offsetting 44 points of unfavorable foreign exchange rates. Organic sales grew 48%.
•Segment adjusted EBIT increased 41%, due to net sales growth behind pricing partially offset by unfavorable foreign exchange rates, higher manufacturing and logistics costs and unfavorable commodity costs.

Divestiture of Argentina Business
As previously disclosed, on March 20, 2024, the company completed the divestiture of its Argentina business, which consisted of its production plants in Argentina as well as the rights to the company’s brands in Argentina, Uruguay and Paraguay. The transaction is in support of the company’s IGNITE strategy and the commitment to evolve its portfolio to increase focus on its core business to drive more consistent, profitable growth. As a result of this transaction, the company recorded a one-time pretax charge of $240 million ($231 million after tax) during the third quarter, primarily due to the noncash impact of the release of cumulative currency translation losses related to these entities.

Fiscal Year 2024 Outlook
•The company continues to expect net sales to be down low single digits. However, it is now expected to be at the low end of the range, reflecting the impact of the divestiture of the business in Argentina as well as third quarter results. The sales outlook now assumes 3 points of unfavorable foreign exchange rates, versus the previous assumption of 5 points, driven primarily by the divestiture of the Argentina business. Organic sales are still expected to be up low single digits, but also at the low end of the range.
•Gross margin is now expected to be up about 275 basis points, reflecting the benefit of lower input cost headwinds and the modest benefit from exiting Argentina. It continues to reflect the combined benefit of pricing actions, cost savings and supply chain optimization, partially offset by supply chain inflation and the impact from the cyberattack. This compares to the previous expectation of about up 200 basis points.

•Selling and administrative expenses continue to be expected to be between 16% to 17% of net sales, including about 2.5 points of impact related to investments to enhance the company's digital capabilities, implementation of the streamlined operating model and expenses resulting from the cyberattack.
•Advertising and sales promotion spending is now expected to be higher than 11% of net sales, mainly reflecting the impact of lower sales in the third quarter as well as the exit from Argentina. This compares to the previous expectation of about 11%.
•The company's effective tax rate is now expected to be about 31%, compared to the previous expectation of about 22% to 23%. This increase is primarily driven by the divestiture of the Argentina business.
•Net of these factors, fiscal year diluted EPS is now expected to be between $1.66 and $1.81, or an increase of 38% to 51%, respectively. This compares to previous expectations between $3.06 and $3.26, or an increase of 155% to 172%, respectively, and includes the lapping of a noncash impairment charge in the Vitamins, Minerals and Supplements business. Adjusted EPS is now expected to be between $5.80 and $5.95, or an increase of 14% to 17%. This compares to previous expectations of between $5.30 and $5.50, or an increase of 4% to 8%, respectively. The adjusted EPS outlook excludes the long-term strategic investments in digital capabilities and productivity enhancements, which continue to be estimated at about 70 cents; charges related to the streamlined operating model of about 20 cents; and incremental charges resulting from the cyberattack of about 35 cents. It also excludes a noncash charge of $1.04 related to settlement of the company's domestic qualified pension plan and a $1.85 primarily noncash charge related to the divestiture of the Argentina business.
Clorox Earnings Conference Call Schedule
At approximately 4:15 p.m. ET today, Clorox will post prepared management remarks regarding its third-quarter fiscal year 2024 results.
At 5 p.m. ET today, the company will host a live Q&A audio webcast with Chair and CEO Linda Rendle and Chief Financial Officer Kevin Jacobsen to discuss the results.
Links to the live (and archived) webcast, press release and prepared remarks can be found at Clorox Quarterly Results.
For More Detailed Financial Information
Visit the company’s Quarterly Results for the following:
•Supplemental unaudited volume and sales growth information
•Supplemental unaudited gross margin drivers information
•Supplemental unaudited cash flow information and free cash flow reconciliation
•Supplemental unaudited reconciliation of earnings (losses) before interest and taxes (EBIT) and adjusted EBIT
•Supplemental unaudited reconciliation of adjusted earnings (losses) per share (EPS) and adjusted effective tax rate (ETR)
Note: Percentage and basis-point, or point, changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate.

About The Clorox Company
The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Its trusted brands, which include Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr®, Pine-Sol® and Natural Vitality®, can be found in about nine of 10 U.S. homes and internationally with brands such as Clorinda®, Chux® and Poett®. Headquartered in Oakland, California, since 1913, Clorox was one of the first U.S. companies to integrate ESG into its business reporting. In 2024 the company was ranked No. 1 on Barron’s 100 Most Sustainable Companies list for the second consecutive year. Visit thecloroxcompany.com to learn more.

Clorox Media Contact:
corporate.communications@clorox.com
Clorox Investor Relations Contact:
investorrelations@clorox.com

CLX-F

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements regarding the expected or potential impact of the company’s operational disruption stemming from a cyberattack, and any such forward-looking statements involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations, are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, and in the company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, and as updated from time to time in the company’s Securities and Exchange Commission filings. These factors include, but are not limited to: our recovery from the cyberattack, unfavorable general economic and geopolitical conditions beyond our control, including supply chain disruptions, labor shortages, wage pressures, rising inflation, the interest rate environment, fuel and energy costs, foreign currency exchange rate fluctuations, weather events or natural disasters, disease outbreaks or pandemics, such as COVID-19, terrorism, and unstable geopolitical conditions, including ongoing conflicts in the Middle East and Ukraine and rising tensions between China and Taiwan, as well as macroeconomic and geopolitical volatility and uncertainty as a result of a number of these and other factors, including actual and potential shifts between the U.S. and its trading partners, especially China; volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services; the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; risks related to supply chain issues, product shortages and disruptions to the business, as a result of increased supply chain dependencies due to an expanded supplier network and a reliance on certain single-source suppliers; intense competition in the company’s markets; risks related to the company’s use of and reliance on information technology systems, including potential and actual security breaches, cyberattacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, business, service or operational disruptions, or that impact the company’s financial results or financial reporting, or any resulting unfavorable outcomes, increased costs or legal proceedings; the ability of the company to implement and generate cost savings and efficiencies, and successfully implement its transformational initiatives or strategies, including achieving anticipated benefits and cost savings from the implementation of the streamlined operating model and digital capabilities and productivity enhancements; dependence on key customers and risks related to customer consolidation and ordering patterns; the company’s ability to attract and retain key personnel, which may continue to be impacted by challenges in the labor market, such as wage inflation and sustained labor shortages; the company’s ability to maintain its business reputation and the reputation of its brands and products; lower revenue, increased costs or reputational harm resulting from government actions and compliance with regulations, or any material costs imposed by changes in regulation; changes to our processes and procedures as a result of our digital capabilities and productivity enhancements investment that may result in changes to the company’s internal controls over financial reporting; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; risks related to international operations and international trade, including changing macroeconomic conditions as a result of inflation, volatile commodity prices and increases in raw and packaging materials prices, labor, energy and logistics; global economic or political instability; foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls; changes in governmental policies, including trade, travel or immigration restrictions, new or additional tariffs, and price or other controls; labor claims and civil unrest; potential operational or supply chain disruptions from wars and military conflicts, including ongoing conflicts in the Middle East and Ukraine and rising tensions between China and Taiwan; impact of the United Kingdom’s exit from the European Union; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies, such as COVID-19; and the possibility of nationalization, expropriation of assets or other government action; the impact of Environmental, Social, and Governance (ESG) issues, including those related to climate change and sustainability on our sales, operating costs or reputation; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; the COVID-19 pandemic and related impacts, including on the availability of, and efficiency of the supply, manufacturing and distribution systems for, the company’s products, including any significant disruption to such systems; on the demand for and sales of the company’s products; and on worldwide, regional and local adverse economic conditions; risks relating to acquisitions, new ventures and divestitures, and associated costs, including for asset impairment charges related to, among others, intangible assets, including trademarks and goodwill, in particular the impairment charges related to the carrying value of the company’s Vitamins, Minerals and Supplements business and the divestiture of and related loss on sale from our operations in Argentina; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions; the accuracy of the company’s estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; risks related to increases in the estimated fair value of The Procter & Gamble Company’s interest in the Glad business; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the company’s ability to effectively utilize, assert and defend its intellectual property rights, and any infringement or claimed infringement by the company of third-party intellectual property rights; the performance of strategic alliances and other business relationships; the effect of the company’s indebtedness and credit rating on its business operations and financial results and the company’s ability to access capital markets and other funding sources, as well as the cost of capital to the company; the company’s ability to pay and declare dividends or repurchase its stock in the future; the impacts of potential stockholder activism; and risks related to any litigation associated with the exclusive forum provision in the company’s bylaws.
The company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.
Non-GAAP Financial Information
•This press release contains non-GAAP financial information related to organic sales growth / (decrease), adjusted EPS, adjusted effective tax rate ("adjusted ETR") and segment adjusted EBIT for the third quarter of fiscal year 2024, as well as adjusted EPS outlook and adjusted ETR outlook for fiscal year 2024.
•Clorox defines organic sales growth / (decrease) as GAAP net sales growth / (decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.
•Management believes that the presentation of organic sales growth / (decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company's estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth / (decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.

•Adjusted EPS is defined as diluted earnings per share that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual. The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
•Adjusted ETR is defined as the effective tax rate that excludes or that has otherwise been adjusted for significant items that are nonrecurring or unusual.
•Adjusted EPS and adjusted ETR are supplemental information that management uses to help evaluate the company's historical and prospective financial performance on a consistent basis over time. Management believes that by adjusting for certain items affecting comparability of performance over time, such as the pension settlement charge, incremental costs related to the cyberattack, asset impairments, charges related to the streamlined operating model, charges related to the digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions / divestitures and other nonrecurring or unusual items, investors and management are able to gain additional insight into the company's underlying operating performance on a consistent basis over time. However, adjusted EPS and adjusted ETR may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Adjusted EBIT represents earnings (losses) before income taxes excluding interest income, interest expense and other significant items that are nonrecurring or unusual (such as the pension settlement charge, incremental costs related to the cyberattack, asset impairments, charges related to the streamlined operating model, charges related to the digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions / divestitures and other nonrecurring or unusual items impacting comparability during the period. The company uses this measure to assess the operating results and performance of its segments, perform analytical comparisons, identify strategies to improve performance, and allocate resources to each segment. Management believes that the presentation of adjusted EBIT excluding these items is useful to investors to assess operating performance on a consistent basis by removing the impact of the items that management believes do not directly reflect the performance of each segment's underlying operations. However, adjusted EBIT may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•The reconciliation tables below refer to the equivalent GAAP measures adjusted as applicable for the following items:

Divestiture of Argentina Business
In the third quarter of fiscal year 2024, the company completed the divestiture of its Argentina business, which consisted of its production plants in Argentina as well as the rights to the company’s brands in Argentina, Uruguay and Paraguay. As a result of this transaction, the company recorded a pretax charge of $240 million ($231 million after tax), primarily due to the noncash impact of the release of cumulative currency translation losses related to these entities.
Due to the nature, scope and magnitude of these costs, the company’s management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company’s operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Pension Settlement Charge
In the second quarter of fiscal year 2024, the company settled plan benefits related to its domestic qualified pension plan through a combination of an annuity contract purchase with a third-party insurance provider and lump sum payouts. These payments were made using plan assets. In conjunction with this settlement, a one-time noncash charge of $171 million ($130 million after tax) was recorded.

Due to the nature, scope and magnitude of these costs, the company’s management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company’s operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Cyberattack Costs
As previously disclosed, incremental costs were incurred by the company as the result of a cyberattack. These costs relate primarily to third-party consulting services, including IT recovery and forensic experts and other professional services incurred to investigate and remediate the attack, as well as incremental operating costs from the resulting disruption to the company’s business operations.
In the three and nine months ended Mar. 31, 2024, the company has not recognized any insurance proceeds related to the cyberattack. The timing of recognizing insurance recoveries may differ from the timing of recognizing the associated expenses. Costs associated with ongoing cybersecurity monitoring and prevention as well as enhancement to the company's cybersecurity program are not included within this adjustment. The company expects to incur lessening costs related to the cyberattack in future periods.
Due to the nature, scope and magnitude of these costs, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Streamlined Operating Model
In the first quarter of fiscal year 2023, Clorox began recognizing costs related to a plan that involves streamlining its operating model to meet its objectives of driving growth and productivity. The streamlined operating model is expected to enhance the company's ability to respond more quickly to changing consumer behaviors and innovate faster. The company anticipates the implementation of this new model will be completed in fiscal year 2024, with different phases occurring throughout the implementation period.
Once fully implemented, the company expects cost savings of approximately $75 million to $100 million annually. The benefits of the streamlined operating model are currently expected to increase future cash flows as a result of cost savings that will be generated primarily in the areas of selling and administration, supply chain, marketing and research and development. The company incurred $60 million of costs in fiscal year 2023 and anticipates incurring approximately $30 million to $40 million in fiscal year 2024 related to this initiative. Related costs are primarily expected to include employee-related costs to reduce certain staffing levels, such as severance payments, as well as for consulting and other costs. Due to the nonrecurring and unusual nature of these costs, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Digital Capabilities and Productivity Enhancements Investment
As announced in August 2021, the company plans to invest approximately $500 million over a five-year period in transformative technologies and processes. This investment, which began in the first quarter of fiscal year 2022, includes replacement of the company's enterprise resource planning system and transitioning to a cloud-based platform as well as the implementation of a suite of other digital technologies. Together it is expected that these implementations will generate efficiencies and transform the company's operations in the areas of supply chain, digital commerce, innovation, brand building and more over the long term.
Of the total $500 million investment, approximately 65% is expected to represent incremental operating costs primarily recorded within selling and administrative expenses to be adjusted from reported EPS for purposes of disclosing adjusted EPS through fiscal year 2026. About 70% of these operating costs are expected to be related to the implementation of the ERP, with the remaining costs primarily related to the implementation of complementary technologies.

Due to the nature, scope and magnitude of this investment, these costs are considered by management to represent incremental transformational costs above the historical normal level of spending for information technology to support operations. Since these strategic investments, including incremental operating costs, will cease at the end of the investment period, are not expected to recur in the foreseeable future and are not considered representative of the company's underlying operating performance, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period-over-period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
The following table provides reconciliation of organic sales growth / (decrease) (non-GAAP) to net sales growth / (decrease), the most comparable GAAP measure:

	Three months ended Mar. 31, 2024
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total Company (1)
Net sales growth / (decrease) (GAAP)	(6)%	(4)%	(11)%	2%	(5)%
Add: Foreign exchange	—	—	—	44	7
Add/(Subtract): Divestitures/acquisitions (2)	—	—	—	2	—
Organic sales growth / (decrease) (non-GAAP)	(6)%	(4)%	(11)%	48%	2%

	Nine months ended Mar. 31, 2024
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total Company (1)
Net sales growth / (decrease) (GAAP)	(3)%	(6)%	(6)%	2%	(3)%
Add: Foreign Exchange	—	—	—	27	4
Add/(Subtract): Divestitures/acquisitions (2)	—	—	—	1	—
Organic sales growth / (decrease) (non-GAAP)	(3)%	(6)%	(6)%	30%	1%
(1)Total Company includes Corporate and Other.
(2)The Argentina divestiture impact is calculated as net sales from the Argentina business after March 20, the divestiture date, until the end of the three and nine month periods for the year-ago periods.

The following tables provide reconciliations of adjusted diluted earnings (losses) per share (non-GAAP) to diluted earnings (losses) per share, the most comparable GAAP measure:

Adjusted Diluted Earnings (Losses) Per Share (EPS) and Adjusted Effective Tax Rate (ETR)
(Dollars in millions except per share data)

	Diluted earnings (losses) per share			Effective tax rate
	Three months ended			Three months ended
	3/31/2024	3/31/2023	% Change	3/31/2024	3/31/2023

As reported (GAAP)	$(0.41)	$(1.71)	76%	(18.6)%	14.7%
Loss on divestiture (1)(2)	1.85	—		26.8%	—
Cyberattack costs (4)	0.05	—		0.5%	—
VMS impairment (5)(6)	—	2.92		—%	9.1%
Streamlined operating model (7)	0.06	0.13		0.6%	—
Digital capabilities and productivity enhancements investment (8)	0.16	0.17		1.8%	—
As adjusted (Non-GAAP)	$1.71	$1.51	13%	11.1%	23.8%

	Diluted earnings (losses) per share			Effective tax rate
	Nine months ended			Nine months ended
	3/31/2024	3/31/2023	% Change	3/31/2024	3/31/2023

As reported (GAAP)	$0.52	$(0.22)	336%	41.9%	1,813.5%
Loss on divestiture (1)(2)	1.85	—		(25.3)%	—
Pension settlement charge (3)	1.04	—		1.3%	—
Cyberattack costs (4)	0.35	—		0.6%	—
VMS impairment (5)(6)	—	2.92		—	(1,790.2)%
Streamlined operating model (7)	0.08	0.27		0.2%	—
Digital capabilities and productivity enhancements investment (8)	0.52	0.45		1.4%	0.1%
As adjusted (Non-GAAP)	$4.36	$3.42	27%	20.1%	23.4%

(1)During the three and nine months ended Mar. 31, 2024, the company incurred approximately $240 ($231 after tax) of costs related to the divestiture of the Argentina business.

(2)Includes the dilution impact of the difference between the diluted weighted-average shares used in calculating the diluted (losses) per share, as reported to the diluted weighted-average shares used in calculating the non-GAAP diluted earnings per share, as adjusted (124,892 shares).

(3)During the nine months ended Mar. 31, 2024, the company incurred approximately $171 ($130 after tax) of costs related to the settlement of the domestic qualified pension plan.

(4)During the three and nine months ended Mar. 31, 2024, the company incurred approximately $8 ($6 after tax) and $57 ($43 after tax), respectively, of costs related to the cyberattack. These costs relate primarily to third-party consulting services, including IT recovery and forensic experts and other professional services incurred to investigate and remediate the attack, as well as incremental operating costs from the resulting disruption to the company's business operations.

(5)During the three and nine months ended March 31, 2023, a noncash impairment charge for goodwill and trademarks was recorded for $445 ($362 after tax) related to the VMS business.

(6)Includes the dilution impact of the difference between the diluted weighted-average shares used in calculating the diluted (losses) per share, as reported to the diluted weighted-average shares used in calculating the non-GAAP diluted earnings per share, as adjusted (124,183 shares and 124,027 shares, respectively).

(7)During the three and nine months ended Mar. 31, 2024, the company incurred $10 ($7 after tax) and $13 ($10 after tax), respectively, and during the three and nine months ended Mar. 31, 2023, the company incurred approximately $21 ($17 after tax) and $44 ($34 after tax), respectively, of restructuring and related costs, net related to implementation of the streamlined operating model.

(8)During the three and nine months ended Mar. 31, 2024, the company incurred approximately $26 ($20 after tax) and $85 ($64 after tax), respectively, and during the three and nine months ended Mar, 31, 2023, the company incurred approximately $28 ($20 after tax) and $73 ($55 after tax), respectively, of operating expenses related to its digital capabilities and productivity enhancements investment. The expenses relate to the following:

	Three months ended		Nine months ended
	3/31/2024	3/31/2023	3/31/2024	3/31/2023
External consulting fees (a)	$19	$22	$65	$58
IT project personnel costs (b)	2	2	6	4
Other (c)	5	4	14	11
Total	$26	$28	$85	$73

(a)Comprised of third-party consulting fees incurred to assist in the project management and end-to-end systems integration of this transformative investment. The company relies on consultants for certain capabilities required for these programs that the company does not maintain internally. These costs support the implementation of these programs incremental to the company's normal IT costs and will not be incurred following implementation.

(b)Comprised of labor costs associated with internal IT project management teams that are utilized to oversee the new system implementations. Given the magnitude and transformative nature of the implementations planned, the necessary project management costs are incremental to the historical levels of spend and will no longer be incurred subsequent to implementation. As a result of this long-term strategic investment, the company considers these costs not reflective of the ongoing costs to operate its business.

(c)Comprised of various other expenses associated with the company’s new system implementations, including company personnel dedicated to the project that have been backfilled with either permanent or temporary resources in positions that are considered part of normal operating expenses.

	Full year 2024 outlook (estimated range)
	Diluted earnings per share		Effective Tax Rate
	Low	High	Midpoint
As estimated (GAAP)	$1.66	$1.81	31%
Loss on divestiture	1.85	1.85	(12)%
Pension settlement charge	1.04	1.04	1%
Cyberattack costs (9)	0.35	0.35	—
Streamlined operating model (10)	0.20	0.20	—
Digital capabilities and productivity enhancements investment (11)	0.70	0.70	1%
As adjusted (Non-GAAP)	$5.80	$5.95	21%

(9)In FY24, the company expects to incur approximately $57-$65 ($43-$49 after tax) of costs related to the cyberattack. These costs relate primarily to third-party consulting services, including IT recovery and forensic experts and other professional services incurred to investigate and remediate the attack, as well as incremental operating costs from the resulting disruption to the company's business operations.

(10)In FY24, the company expects to incur approximately $30-$40 ($23-$30 after tax) of restructuring and related costs, net related to implementation of the streamlined operating model.
(11)In FY24, the company expects to incur approximately $110-$130 ($84-$99 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.

The following table provides reconciliation of adjusted EBIT (non-GAAP) to earnings (losses) before income taxes, the most comparable GAAP measure:

	Reconciliation of earnings (losses) before income taxes to adjusted EBIT
	Three months ended		Nine months ended
	3/31/2024	3/31/2023	3/31/2024	3/31/2023
Earnings (losses) before income taxes	$(42)	$(245)	$123	$1
Interest income	(4)	(4)	(21)	(9)
Interest expense	22	24	69	69
Loss on divestiture	240	—	240	—
Pension settlement charge	—	—	171	—
Cyberattack costs	8	—	57	—
VMS impairment	—	445	—	445
Streamlined operating model	10	21	13	44
Digital capabilities and productivity enhancements investment	26	28	85	73
Adjusted EBIT	$260	$269	$737	$623

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share data
	Three months ended		Nine months ended
	03/31/2024	03/31/2023	3/31/2024	3/31/2023
Net sales	$1,814	$1,915	$5,190	$5,370
Cost of products sold	1,048	1,115	3,026	3,324
Gross profit	766	800	2,164	2,046
Selling and administrative expenses	301	311	899	854
Advertising costs	215	206	566	523
Research and development costs	32	35	93	100
Loss on divestiture	240	—	240	—
Pension settlement charge	—	—	171	—
Goodwill, trademark and other intangible asset impairments	—	445	—	445
Interest expense	22	24	69	69
Other (income) expense, net	(2)	24	3	54
Earnings (losses) before income taxes	(42)	(245)	123	1
Income tax expense (benefit)	8	(36)	52	21
Net earnings (losses)	(50)	(209)	71	(20)
Less: Net earnings attributable to noncontrolling interests	1	2	7	7
Net earnings (losses) attributable to Clorox	$(51)	$(211)	$64	$(27)

Net earnings (losses) per share attributable to Clorox
Basic net earnings (losses) per share	$(0.41)	$(1.71)	$0.52	$(0.22)
Diluted net earnings (losses) per share	$(0.41)	$(1.71)	$0.52	$(0.22)

Weighted average shares outstanding (in thousands)
Basic	124,249	123,649	124,133	123,512
Diluted	124,249	123,649	124,721	123,512

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Net sales
	Three months ended			Nine months ended
	3/31/2024	3/31/2023	% Change(1)	3/31/2024	3/31/2023	% Change(1)
Health and Wellness	$609	$647	(6)%	$1,833	$1,881	(3)%
Household	526	550	(4)	1,353	1,435	(6)
Lifestyle	315	353	(11)	947	1,005	(6)
International	310	305	2	891	876	2
Corporate and Other (2)	54	60	(10)	166	173	(4)
Total	$1,814	$1,915	(5)%	5,190	$5,370	(3)%

	Segment adjusted EBIT			Segment adjusted EBIT
	Three months ended			Nine months ended
	3/31/2024	3/31/2023	% Change(1)	3/31/2024	3/31/2023	% Change(1)
Health and Wellness	$154	$161	(4)%	$517	$418	24%
Household	74	99	(25)	162	165	(2)
Lifestyle	64	83	(23)	192	217	(12)
International	38	27	41	104	74	41
Corporate and Other (2)	(70)	(101)	31	(238)	(251)	5
Total	$260	$269	(3)%	737	$623	18%
Interest income	4	4		21	9
Interest expense	(22)	(24)		(69)	(69)
Loss on divestiture (3)	(240)	—		(240)	—
Pension settlement (4)	—	—		(171)	—
Cyberattack costs (5)	(8)	—		(57)	—
VMS impairment (6)	—	(445)		—	(445)
Streamlined operating model (7)	(10)	(21)		(13)	(44)
Digital capabilities and productivity enhancements investment (8)	(26)	(28)		(85)	(73)
Earnings (losses) before income taxes	$(42)	$(245)	(83)%	$123	$1	12,200%

(1) Percentages based on rounded numbers.
(2) Corporate and Other includes the Vitamin, Minerals and Supplements business.
(3) Represents the loss on divestiture of Argentina operations of $240 ($231 after tax) for the three and nine months ended Mar. 31, 2024.
(4) Represents the pension settlement charge of $171 ($130 after tax) for the nine months ended Mar. 31, 2024.
(5) Represents costs related to the cyberattack of $8 ($6 after tax) and $57 ($43 after tax) for the three and nine months ended Mar. 31, 2024, respectively.
(6) Represents a $445 ($362 after tax) noncash impairment charge related to the VMS business for the three and nine months ended March 31, 2023.
(7) Represents restructuring and related costs, net for implementation of the streamlined operating model of $10 ($7 after tax) and $13 ($10 after tax) for the three and nine months ended Mar. 31, 2024, and $21 ($17 after tax) and $44 ($34 after tax) for the three and nine months ended Mar. 31, 2023, respectively.

(8) Represents expenses related to the company's digital capabilities and productivity enhancements investment of $26 ($20 after tax) and $85 ($64 after tax) for the three and nine months ended Mar. 31, 2024, and $28 ($20 after tax) and $73 ($55 after tax) for the three and nine months ended Mar. 31, 2023, respectively.

Condensed Consolidated Balance Sheets
Dollars in millions
	3/31/2024	6/30/2023	3/31/2023
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$219	$367	$242
Receivables, net	673	688	678
Inventories, net	674	696	735
Prepaid expenses and other current assets	95	77	90
Total current assets	1,661	1,828	1,745
Property, plant and equipment, net	1,292	1,345	1,315
Operating lease right-of-use assets	379	346	359
Goodwill	1,229	1,252	1,250
Trademarks, net	539	543	546
Other intangible assets, net	149	169	176
Other assets	556	462	427
Total assets	$5,805	$5,945	$5,818

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$111	$50	$138
Current operating lease liabilities	82	87	88
Accounts payable and accrued liabilities	1,653	1,659	1,722
Income Taxes Payable	—	121	48
Total current liabilities	1,846	1,917	1,996
Long-term debt	2,480	2,477	2,476
Long-term operating lease liabilities	347	310	323
Other liabilities	853	825	824
Deferred income taxes	24	28	27
Total liabilities	5,550	5,557	5,646
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—	—
Common stock	131	131	131
Additional paid-in capital	1,270	1,245	1,232
Retained earnings	34	583	415
Treasury stock	(1,189)	(1,246)	(1,277)
Accumulated other comprehensive net (loss) income	(155)	(493)	(498)
Total Clorox stockholders’ equity	91	220	3
Noncontrolling interests	164	168	169
Total stockholders’ equity	255	388	172
Total liabilities and stockholders’ equity	$5,805	$5,945	$5,818